EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 2012 4Q and
FULL YEAR EARNINGS

Provides 2013 Outlook

Charlotte, NC (March 21, 2013) – The Cato Corporation (NYSE: CATO) today reported net income for the fourth quarter and year ended February 2, 2013.  For the fourth quarter, the Company reported net income of $7.9 million or $0.27 per diluted share, compared to net income of $10.1 million or $0.35 per diluted share for the fourth quarter ended January 28, 2012.  For the quarter, net income decreased 22% and earnings per diluted share decreased 23% from the prior year.  Full year fiscal 2012 net income was $61.7 million or $2.11 per diluted share compared to $64.8 million or $2.21 per diluted share for 2011.  For the year, both net income and earnings per diluted share decreased 5% from the prior year.

Sales for fiscal fourth quarter ended February 2, 2013 were $232.0 million, an increase of 5% over sales of $221.5 million for the fourth quarter ended January 28, 2012.  On a comparable 14-week basis, total sales for the quarter decreased 4% and same-store sales decreased 7% from last year.  For the year, the Company's sales increased 1% to $933.8 million over 2011 sales of $920.6 million.  On a comparable 53-week basis, total sales for the fiscal year ended February 2, 2013 decreased 1% and same-store sales decreased 4% from last year.

“Cato faced a very difficult year in 2012,” stated John Cato, Chairman, President and Chief Executive Officer.  “The already weak economic environment was further impacted by political uncertainty, tax changes and higher costs that negatively impacted our customer.”

4Q AND 2012 REVIEW

In the fourth quarter, gross margin increased 20 basis points over the prior year to 34.8% of sales primarily due to higher merchandise margin, somewhat offset by higher store occupancy costs.  Selling, general and administrative expenses were 28.3% of sales, compared to 26.7% in the prior year.  SG&A costs as a percent of sales were higher primarily due to the deleveraging of store payroll costs and higher impairment costs, partially offset by lower accrued incentive compensation. The Company’s effective income tax rate increased to 40.0% from 35.2% last year due to higher state taxes and a correction of an immaterial prior period error.

For 2012, gross margin increased 10 basis points to 37.7% of sales primarily due to higher merchandise margin, partially offset by higher store occupancy costs.  Selling, general and administrative expenses increased to 26.2% of sales due to the same reasons as the fourth quarter.  The Company’s effective income tax rate increased to 37.7% from 35.3% last year primarily due to the reasons discussed above for the fourth quarter.

“Cato continues to maintain a strong balance sheet, with approximately $200 million in cash and short-term investments and no debt,” commented Mr. Cato.  During 2012, the Company returned $87.2 million in profits to shareholders through dividends.  The dividends paid in 2012 include the acceleration of 2013’s full dividend of $1.00 and a special dividend of $1.00. In late February 2013, the Company increased its dividend by an annualized amount of $0.20, a 20% increase over the annualized dividend rate for 2012, exclusive of the special dividend and accelerated 2013 dividend discussed above.

For the fiscal year ended February 2, 2013, the Company opened 34 stores, relocated nine stores and closed 12 stores.  The closings for the year include two It’s Fashion stores closed to open It’s Fashion Metro stores in the same market.  As of February 2, 2013, the Company operated 1,310 stores in 31 states.

2013 OUTLOOK

The Company believes that the sales environment in 2013 will continue to be difficult due to the ongoing negative economic environment, including slow job growth, higher gasoline and food prices and increased payroll taxes, all of which are squeezing our customers’ discretionary budgets.   In addition, continued cooler weather conditions through the Easter selling season and additional markdowns from weak sales are anticipated to negatively impact first quarter results.

Earnings Estimates

For 2013, the Company estimates same-store sales will be in a range of down 3% to down 1% and its gross margin rate will decrease to 37.1% from 37.7% in 2012, resulting in net income in a range of $48.1 million to $56.8 million, a decrease of 22% to 8% compared to $61.7 million in 2012.  The Company estimates earnings per diluted share will be in a range of $1.64 to $1.93, a decrease of 22% to 9% compared to $2.11 in 2012.  Fiscal 2013 includes 52 weeks versus 53 weeks in 2012.

The Company estimates first quarter 2013 net income to be in a range of $30.3 million to $33.3 million, or $1.03 to $1.14 per diluted share, a decrease of 5% to an increase of 5% compared to $1.09 in first quarter 2012.  This estimate is based on same-store sales of down 4% to down 2%.

The Company’s net income estimates for 2013 also reflect the following assumptions:

•         The Company expects to open 65 new stores during the year.  The expected new store openings include 40 new Cato stores, 15 Versona Accessories stores, five It’s Fashion stores and five It’s Fashion Metro stores (including opening an estimated two Metro stores while simultaneously closing an existing It’s Fashion store in the same market).

•         The Company anticipates closing up to 15 stores by year-end, including the two It’s Fashion store closings mentioned above.  At this time, only six specific stores have been identified for closure.

•         Capital expenditures are projected to be approximately $44 million, including $26 million for store development, $10 million for home office renovation and additional investment into our e-commerce initiative as well as continued investment to enhance and upgrade our existing systems.  The anticipated Distribution Center expansion has been delayed past 2013 based on current needs.

•         Depreciation is expected to be approximately $23 million for the year.

•         The effective tax rate is expected to be approximately 35.7%.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results and operational activities for fiscal 2013 and the first quarter of 2013, including statements under the headings “2013 Outlook” and “Earnings Estimates,” are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, stated expectations, results and underlying assumptions regarding future events, conditions and results, including consumer spending and its underlying drivers, same-store sales, gross margin rates, net income, earnings per diluted share, store openings and closings, capital expenditures, depreciation and effective tax rates. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: any actual or perceived deterioration in, or uncertainties regarding,  prevailing U.S. and global economic, political or financial market conditions or changes in other factors that drive consumer or corporate confidence and spending, including, but not limited to, levels of unemployment, fuel, energy and food costs, wage rates, tax rates, home values, consumer net worth and the availability of credit;  uncertainties regarding the impact of any governmental responses to the foregoing conditions; competitive factors and pricing pressures; our ability to predict fashion trends; consumer apparel and accessory buying patterns; adverse weather or similar conditions that may affect our sales or operations; inventory risks due to shifts in market demand; and other factors discussed under “Risk Factors” in Part I, Item 1A of our annual report on Form 10-K for the fiscal year ended January 28, 2012, as amended or supplemented, and in other reports we file with or furnish to the SEC from time to time. We do not undertake, and expressly decline, any obligation to update any such forward-looking information contained in this report, whether as a result of new information, future events, or otherwise, even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED FEBRUARY 2, 2013 AND JANUARY 28, 2012

(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended

	February 2,	%	January 28,	%	February 2,	%	January 28,	%
	2013	Sales	2012	Sales	2013	Sales	2012	Sales

REVENUES
Retail sales	$231,967	100.0%	$221,518	100.0%	$933,782	100.0%	$920,622	100.0%
Other income (principally finance,
late fees and layaway charges)	2,669	1.1%	2,789	1.2%	10,266	1.1%	10,836	1.2%

Total revenues	234,636	101.1%	224,307	101.2%	944,048	101.1%	931,458	101.2%

GROSS MARGIN (Memo)	80,696	34.8%	76,721	34.6%	351,821	37.7%	346,446	37.6%

COSTS AND EXPENSES, NET
Cost of goods sold	151,271	65.2%	144,797	65.4%	581,961	62.3%	574,176	62.4%
Selling, general and administrative	65,616	28.3%	59,227	26.7%	244,443	26.2%	239,003	25.9%
Depreciation	5,595	2.4%	5,729	2.6%	22,455	2.4%	21,825	2.4%
Interest and other income	(1,077)	-0.5%	(1,050)	-0.5%	(3,782)	-0.4%	(3,817)	-0.4%

Cost and expenses, net	221,405	95.4%	208,703	94.2%	845,077	90.5%	831,187	90.3%

Income Before Income Taxes	13,231	5.7%	15,604	7.0%	98,971	10.6%	100,271	10.9%

Income Tax Expense	5,287	2.3%	5,499	2.5%	37,303	4.0%	35,437	3.9%

Net Income	$7,944	3.4%	$10,105	4.5%	$61,668	6.6%	$64,834	7.0%

Basic Earnings Per Share	$0.27		$0.35		$2.11		$2.21

Diluted Earnings Per Share	$0.27		$0.35		$2.11		$2.21

THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	February 2,	January 28,	January 28,
	2013	2012	2012
	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$31,069	$34,893	$34,893
Short-term investments	157,578	205,771	205,771
Restricted Cash	5,999	5,325	5,325
Accounts receivable - net	40,016	43,024	43,024
Merchandise inventories	140,738	130,382	130,382
Other current assets	14,814	9,737	9,737

Total Current Assets	390,214	429,132	429,132

Property and Equipment - net	134,227	115,445	115,445

Other Assets	8,205	6,512	6,512

TOTAL	$532,646	$551,089	$551,089

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$159,602	$156,993	$156,993

Noncurrent Liabilities	27,810	27,417	27,417

Stockholders' Equity	345,234	366,679	366,679

TOTAL	$532,646	$551,089	$551,089